SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
      Securities Exchange Act of 1934 [Amendment No.     ]


Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[   ]  Preliminary Proxy Statement
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Exchange Act Rule 14a-11 or Rule 14a-12

                        TECHNITROL, INC.
- ---------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)


                        TECHNITROL, INC.
- ---------------------------------------------------------------
            (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
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[   ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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          pursuant to Exchange Act Rule 0-11: (Footnote-1)

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[  ]  Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration
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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.


                              TECHNITROL, INC.

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                MAY 22, 1996

     The Annual Meeting of the Shareholders of Technitrol, Inc. (hereinafter called the "Company"), will be held in the Clover Room, Hotel Atop The Bellevue, Broad and Walnut Streets, Philadelphia, Pennsylvania, on Wednesday, May 22, 1996, at 4:30 P.M., Eastern Daylight Saving Time, for the following purposes:
     (1) to nominate and elect three directors for a term of three years and until their successors are elected and qualified:
     (2) to consider and act upon the selection of KPMG Peat Marwick LLP as the Company's independent public accountants for the year ending December 31, 1996; and
     (3) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     Only shareholders of record at the close of business on March 8, 1996, will be entitled to vote at the meeting.

                         By Order of the Board of Directors

                                   Robert J. Citrino
                                     Secretary


Philadelphia, Pennsylvania
April 15, 1996

      SHAREHOLDERS ARE REQUESTED TO MARK, SIGN AND RETURN THE ENCLOSED
                   PROXY PROMPTLY IN THE ENVELOPE PROVIDED




                              TECHNITROL, INC.
                            1210 Northbrook Drive
                                  Suite 385
                              Trevose, PA 19053

                                 PROXY STATEMENT
                   ANNUAL MEETING OF SHAREHOLDERS, MAY 22, 1996

                                   INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Technitrol, Inc. (hereinafter called the "Company") to be used in voting at the Annual Meeting of the Shareholders of the Company to be held in the Clover Room, Hotel Atop The Bellevue, Broad and Walnut Streets, Philadelphia, Pennsylvania, on May 22, 1996, at 4:30 P.M., Eastern Daylight Saving Time, or at any adjournment or adjournments thereof. This Proxy Statement, the proxy and a copy of the Annual Report, including Consolidated Balance Sheets for the years ended December 31, 1995 and 1994 and Consolidated Statements of Earnings and Retained Earnings of the Company for the years ended December 31, 1995, 1994 and 1993, have been mailed to each shareholder of record at the close of business on March 8, 1996, on or before April 15, 1996. The Company's telephone number is 215-355-2900.
     You are requested to mark, sign and complete the accompanying proxy and return it in the envelope provided.
     Proxies in such form, if duly signed and received in time for the voting, will be voted in accordance with the directions of the shareholders. The persons designated as proxies shall have the discretionary authority to vote cumulatively for the election of Directors and distribute such votes among the nominees standing for election (except as otherwise instructed by a shareholder in the accompanying proxy) to assure the election of the nominees of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should the person so desire and, as provided by the laws of Pennsylvania, one may revoke the proxy by giving notice to the Secretary of the Company in writing or in open meeting, but such revocation shall not affect any vote previously taken.
     The expense of soliciting proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement, will be paid by the Company. The solicitation will be made by the use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. Proxies may be solicited by personal interview, mail, telephone or telegraph.
     Each holder of Common Stock of record at the close of business on March 8, 1996, is entitled to one vote per share so held on all matters that come before the Annual Meeting except in the election for directors which shall be by cumulative voting. In the election of directors, if a shareholder entitled to vote wishes to exercise cumulative voting rights, he shall so indicate his intention to the Chairman of the Annual Meeting prior to voting, multiply the number of votes to which he may be entitled by the total number of directors to be elected in the election and cast the whole number of such votes among one or more candidates in such proportion as he desires. The candidates receiving the highest number of votes, up to the number of directors to be elected in the election, shall then be elected.
     At the close of business on March 8, 1996, there were outstanding and entitled to vote at the Annual Meeting 7,932,622 shares of Common Stock, the only class of stock outstanding and entitled to vote at the Annual Meeting.

Proposal No. 1--Election of Directors
     The Board of Directors is divided into three classes. The Directors in Class II, Messrs. John E. Burrows, James M. Papada, III and James J. Rafferty, Jr. are presently serving terms expiring in 1997. The Directors in Class III, Messrs. Stanley E. Basara, Roy E. Hock and Edward M. Mazze are presently serving terms expiring in 1998. The Directors in Class I, Messrs. Thomas J. Flakoll, J. Barton Harrison and Graham Humes, are the Board of Directors' nominees for election at this meeting and will, if elected, serve terms expiring in 1999. These nominees were recommended to the Board of Directors by the Nominating Committee on March 20, 1996.
     Votes pursuant to the accompanying proxy will be cast equally, unless otherwise indicated on the proxy, for the election of Messrs. Flakoll, Harrison and Humes, provided that, as set forth above, the persons designated as proxies shall have the discretionary authority to cumulate their votes. However, each shareholder is allowed to vote his shares cumulatively in the manner previously described and may indicate such intention on the enclosed proxy. The three nominees are presently Directors of the Company. It is not contemplated that any of Messrs. Flakoll, Harrison or Humes will be unable or unwilling to serve as a Director, but should that occur, the Board of Directors reserves the right to nominate another person in place of any one.

        SECURITY OWNERSHIP OF CERTAIN PRINCIPAL OWNERS AND MANAGEMENT Principal Owners
     The following table sets forth as of December 31, 1995, the beneficial ownership of those person known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock, the only class authorized:

       Name and Address of         Amount and Nature of       Percent
       Beneficial Owner            Beneficial Ownership      of Class
     -------------------------     --------------------      --------
     Gordon Palmer, Jr.                 996,300 (1)           12.71%
     7147 Sabino Vista Circle            Direct
     Tucson, AZ 85750

     Tinicum Investors Group            515,500 (2)            6.58%
     990 Stewart Avenue                  Direct
     Garden City, NY 11530

- -----------
(1) Mr. Palmer is one of the founders of the Company. For many years he was an officer of the Company and served as a Director from 1947 until July 31, 1991. He has been retired since 1977.
(2) Group consists of Tinicum Investors which owns 337,185 shares ("Investors"), James H. Kasschau, an officer and director of Investors, who owns 40,000 shares, and RIT Capital Partners plc, which owns 138,315 shares ("RIT"). With respect to said shares, RIT shares voting and dispositive powers with J. Rothschild Capital Management Ltd. ("Capital"). Investors and Mr. Kasschau have the same address and RIT and Capital are located at 15 St. James's Place, London SW1A INW, England.

Management
     The following table sets forth as of March 8, 1996, the beneficial ownership of the Company's Common Stock by all Directors and nominees, and the Directors and officers of the Company as a group:

                                  Amount and Nature of          Percent
         Name                     Beneficial Ownership         of Class
- -------------------------------   --------------------         --------
J. Barton Harrison.............      83,270 Direct                1.05
Roy E. Hock....................     273,095 Direct                3.44
James M. Papada, III...........       4,300 Direct                 .05
James J. Rafferty, Jr. ........      54,540 Direct                 .69
Thomas J. Flakoll..............      47,187 Direct                 .59
Edward M. Mazze................       1,900 Direct                 .02
Graham Humes...................      21,000 Direct                 .26
Stanley E. Basara..............       1,500 Direct                 .02
John E. Burrows, Jr. ..........         900 Direct                 .01
Directors and Officers as a
   group (14 people)...........     512,189                       6.46

                      DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience
     The following table sets forth certain information with regard to each person nominated for election or reelection to the Board (Messrs. Flakoll, Harrison and Humes), each Director whose term will continue after the Annual Meeting (Messrs. Basara, Burrows, Hock, Mazze, Papada and Rafferty) and the executive officers of the Company.

         Name                  Age   Position
- --------------------------    ----   --------------------------------------
James M. Papada, III......     47    Chairman of the Board
Thomas J. Flakoll.........     51    Chief Executive Officer and President
James J. Rafferty, Jr. ...     58    Vice President and Director
John L. Kowalski..........     52    Vice President
Michael J. Kirchoff.......     51    Group Vice President
Albert Thorp, III.........     41    Vice President of Finance and Treasurer
Robert J. Citrino.........     63    Secretary
Drew A. Moyer.............     31    Corporate Controller
J. Barton Harrison........     66    Director
Edward M. Mazze...........     55    Director
Graham Humes..............     63    Director
Stanley E. Basara.........     62    Director
John E. Burrows, Jr. .....     48    Director
Roy E. Hock...............     66    Director

There is no family relationship between any officers and/or Directors nor are there any arrangements or understandings among any officers and/or Directors and any other person(s) pursuant to which any such officer and/or Director was or is to be selected as such.
     Mr. Hock has been a Director since 1967 and was elected Chief Executive Officer in 1976, a position which he held until September 30, 1995. He held the office of President from 1973 through November 1985 and from July 1987 to March 1994. Mr. Hock was Chairman of the Board of Directors from May 21, 1976 until December 31, 1995.
     Mr. Papada was President and Chief Operating Officer of Hordis Brothers, Inc., a privately-held glass fabricator from February 1983 until December 1987. Commencing December 1987, Mr. Papada became a partner in the law firm of Stradley, Ronon, Stevens & Young LLP, where he had been a partner prior to his joining Hordis. Stradley, Ronon, Stevens & Young LLP is counsel to the Company. Mr. Papada is also a Director of Para-Chem Southern, Inc. and has been a Director of the Company since 1983. Mr. Papada was elected Chairman of the Board of the Company effective
January 1, 1996.
     Mr. Flakoll has been a Director since 1984. He was elected President in March 1994 and Chief Executive Officer in October 1995. He had previously served as Vice President from March 1985 until March 1994. He was General Manager of the Components Division from May 1980 until April 1990. Prior to joining the Company, Mr. Flakoll held positions with the Fermont Division of Dynamics Corporation of America as Director of Operations and as Director of Engineering and with Bowmar Instrument Corporation as Director of Manufacturing and Director of Engineering.
     Mr. Rafferty has held the office of President of Advanced Metallurgy from 1976 through 1985 and from July 1987 to the present time. He was appointed Vice President and Director of Technitrol in 1984, President in 1985, and Vice President in 1987. Previously, Mr. Rafferty held positions with Dietrich Industries, Blairsville Division, as Division Manager, and with National Aluminum Products as Vice President of Production.
     Mr. Kirchoff was elected Group Vice President in January of 1995. Previously, he was employed by Victoreen, Inc. from 1986 to 1993, serving as President and Chief Executive Officer since 1988. Prior to that, he was employed in various capacities by EG&G Ortec, Inc. from 1972 to 1986, including General Manager, Materials Analysis Division from 1981 to 1985 and then Vice President, Marketing and Sales, to 1986.
     Mr. Kowalski was elected a Vice President in September 1995. He is in charge of the Electronic Components Segment and also holds the position of President of Pulse Engineering, Inc. Mr. Kowalski has held the position of President of the Fil-Mag Group since January 1994 and General Manager of the Components Division from April 1990 to October 1995. Prior to his employment at Technitrol, he held various engineering positions at Honeywell, General Electric and Varian.
     Mr. Thorp was elected to the offices of Vice President of Finance and Treasurer in May 1995. Mr. Thorp joined the Company in August 1989 and was elected Corporate Controller in September 1989. From February 1986 until August 1989, he was Controller of the Medical Packaging Division of PM Company. Prior to that, he was Plant Controller for Centacor, Inc. from November 1984 until February 1986. Mr. Thorp is a Certified Public Accountant.
     Mr. Citrino served in the capacity of Controller for over ten years and has been employed by the Company since 1967. He served as Treasurer from March 1983 to May 1995. He currently serves as Secretary.
     Mr. Moyer joined the Company in October 1989 and was elected Corporate Controller in May 1995. Prior to his election as Corporate Controller, he served as the Company's Corporate Accountant and Internal Auditor. Mr. Moyer was employed by Ernst & Young LLP from 1986 to 1989 and is a Certified Public Accountant.
     Mr. Harrison has been a Director since 1966 and served as Secretary from 1975 to 1977 and from February 1983 to May 1995. He was President of Extracorporeal, Inc., a manufacturer of medical devices, from October 1977 until October 1982 and currently is a Director of Steel Plant Equipment Corporation.
     Dr. Mazze was elected a Director of the Company in November 1985. In July 1993, Dr. Mazze was appointed Dean, The Belk College of Business Administration, The University of North Carolina at Charlotte and Professor of Marketing. Prior to that, he was Professor of Marketing and International Business at Temple University and was formerly the Dean of the School of Business and Management at Temple. From 1975 to 1979, he was Dean of the W. Paul Stillman School of Business at Seton Hall University. Dr. Mazze also serves as a management and marketing consultant. He is a Trustee of Delaware Valley College of Science and Agriculture.
     Mr. Humes was elected a Director of the Company in November 1986, effective February 1987. He is currently a principal of Compass Capital Advisors, Inc. He was General Director (CEO) of CARESBAC-St. Petersburg, in St. Petersburg, Russian Federation, from June 1993 to May 1995. He was a Senior Vice President and a Director of Legg Mason Wood Walker, Inc. from March 1987 through June 1993. From 1974 through February 1987, he was a Senior Vice President of Mellon Bank (East), N.A. and Manager of the Corporate Finance Group. He is a Director of Brunschwig & Fils, Inc. and a Director of Big Sky Foods, Inc., in St. Petersburg, Russia.
     Mr. Basara was elected as a Director of the Company in September 1993. Mr. Basara was President and Chief Operating Officer of Panasonic Broadcasting Systems Company from 1987 to 1995. From June 1982 through 1986, he was President of Thompson-CSF, Inc. From 1956 to 1981, he was employed by RCA Corporation, his last position being Division Vice President and General Manager of RCA's Broadcast Systems Division.
     Mr. Burrows was elected a Director of the Company in May 1994. Currently, he is the President and Chief Executive Officer of SPI Polyols, a global producer of specialty chemicals for the food, pharmaceutical and personal care industries. Prior to joining SPI, he was Vice President-North America of Quaker Chemical Corporation. From 1973 until his appointment at Quaker Chemical Corporation in March 1990, he held various management positions at FMC Corporation, the most recent being Division Manager, Marine Colloids, a biotech and food specialty chemical operation with sales in 75 countries and plants in Europe, the U.S. and the Philippines.

Committees
     The Board of Directors of the Company has an Audit Committee, an Executive Compensation Committee and a Nominating Committee, the members of which are non-employee Directors. The current members of such Committees are: Audit -- Messrs. Burrows, Humes and Mazze; Executive Compensation -- Messrs. Basara, Harrison and Mazze; Nominating Committee -- Messrs. Basara, Harrison, and Hock. During the year ended December 31, 1995, the Board held six regular and three special meetings. The Audit and Executive Compensation Committees held three and four meetings, respectively. The Nominating Committee held no meetings. No director attended fewer than 75% of the aggregate of Board meetings and Committee meetings of which such Director was a member.
     The function of the Executive Compensation Committee is to review and recommend to the Board the broad plan of key executive compensation, and implementation thereof, to review the performance and corporate objectives of the Chief Executive Officer and Chief Operating Officer, to review the Company's pension plan and investment performance thereof and to undertake special assignments as made by the Board.
     The main function of the Audit Committee is to assist the Board in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices, including recommendation of the firm to be employed as independent auditors, consultation with the independent auditor regarding the plan, scope and cost of the audit and non-audit functions, if any; consultation and review with the independent auditor of its report (including accounting practices and principles, adjustments and required disclosure) and management letter; periodic consultation (outside of management's presence) with the independent auditor regarding the adequacy of internal controls; review of internal audit reports and review of the total insurance program for adequacy.
     The Board of Directors established a Nominating Committee at its meeting on November 20, 1995. The functions of this Committee include the review and recommendation of individuals for election as Directors of the Company and the review of criteria for selecting Directors. In carrying out its responsibilities for recommending candidates to fill vacancies on the Board and in recommending a slate of Directors for election by the shareholders at the Annual Meeting, the Committee will not consider nominees recommended by security holders. Security holders may nominate persons to serve as Directors at the Company's Annual Meeting.

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Executive Compensation
     The following table sets forth information about the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company for services in all capacities to the Company and its subsidiaries.

                                                     SUMMARY COMPENSATION TABLE

                                                Annual                   Long-Term Compensation           All Other
                                            Compensation (1)          Restricted Stock Plan Awards     Compensation (3)
                                         ------------------------     ----------------------------     ----------------
                             Fiscal
Name and Principal Position   Year         Salary          Bonus         Shares (2)      Value
- ---------------------------  ------       --------       --------        ----------     -------
Roy E. Hock                   1995        $230,000       $125,000             --        $    --             $92,817
Chairman of the Board         1994         207,000        100,000          1,830         27,221              37,033
                              1993         187,000         58,000          2,700         31,500              15,524

Thomas J. Flakoll, Chief      1995(4)      190,000        100,000          1,690         44,151              49,782
Executive Officer and         1994         161,800         87,000          1,680         24,990              37,574
President                     1993         141,000         47,000          2,070         24,150              23,634

James J. Rafferty, Jr.        1995         161,000         42,000            830         21,684              34,913
Vice President                1994         150,000         70,000          1,440         21,420               9,772
                              1993         143,000         47,000          2,400         28,000              22,199

John L. Kowalski              1995(4)      155,000         90,000          1,380         36,053               2,970
Vice President                1994         125,000         76,000          1,740         25,883               3,051
                              1993         108,500         40,000          1,500         17,500               2,804

Michael J. Kirchoff           1995         145,080         63,000          1,010         26,386               2,048
Group Vice President
  (Hired 1/2/95)

(1) None of the five officers received other annual compensation exceeding the lesser of $50,000 or 10% of salary and bonus during the years 1993, 1994 and 1995.
(2) At December 31, 1995, the aggregate shares held under the Restricted Stock Plans and value thereof was as follows:

                                       Shares        Value
                                       ------       --------
          Mr. Hock..................    6,030       $137,183
          Mr. Flakoll...............    5,850        133,088
          Mr. Rafferty..............    9,240        210,210
          Mr. Kowalski..............    8,920        202,930
          Mr. Kirchoff..............       --             --

    Dividends are paid on shares held under the Restricted Stock Plans. Shares in 1993 are adjusted to reflect the 200% stock dividend effective September 18, 1994. See footnote 3 concerning Mr. Hock's shares.
(3) Includes cash received upon vesting of Restricted Stock Plan awards previously granted, Company's contribution under the 401(k) Retirement Savings Plan, and term life insurance premiums paid. For the year 1995, the aggregate sums reported above are specifically identified as follows:

                    Cash under
                 Restricted Stock   Plans 401(k)  Plan Term Life Insurance
                 ----------------   ------------  ------------------------
    Mr. Hock.......   $89,327          $2,250              $240
    Mr. Flakoll....    46,812           2,250               720
    Mr. Rafferty...    32,183           2,250               480
    Mr. Kowalski...        --           2,250               720
    Mr. Kirchoff...        --           1,088               960

    All of Mr. Hock's shares vested on December 31, 1995 upon his retirement and, in connection therewith, he received a cash award of $89,327.
(4) Effective October 1, 1995, Mr. Flakoll's salary was increased to $220,000 and Mr. Kowalski's salary was increased to $185,000.

Retirement Plan
     The Company maintains a defined benefit pension plan which provides retirement benefits to employees of the Company and its subsidiaries who are not covered by a collectively bargained agreement providing retirement benefits from other plans. The Company makes contributions annually to the plan based upon the annual salary (excluding bonuses) of each participant and certain actuarial calculations. The following table sets forth as to the Company's defined benefit pension plan the annual benefits payable upon retirement to persons with specified final average salaries and years of credited service classification. The information assumes that the person retires at age 65 or older and selects a single life annuity payment:

                                      Years of Credited Service
                              --------------------------------------------
     Final Average Salary     10 Years    20 Years    30 Years    40 Years
     --------------------     --------    --------    --------    --------
     $ 50,000 ...........      $ 6,000     $12,000     $18,000     $18,000
     100,000 ............       13,700      27,500      41,200      41,200
     150,000 ............       21,400      42,900      64,300      64,300

     The officers named above and their respective years of credited service are as follows:

               Officers               Years of Credited Service
               -------------------    -------------------------
               Mr. Hock ..........               36
               Mr. Flakoll .......               15
               Mr. Rafferty ......               20
               Mr. Kowalski ......                5
               Mr. Kirchoff ......                1

     Their annual salaries covered by the plan during the year ended December 31, 1995, did not exceed $150,000 each, the maximum allowable amount for qualified pension plans in 1995.
     Under federal law, an employee's benefits under a qualified pension plan, such as the Company's pension plan outlined above, are limited to certain maximum amounts. Effective January 1, 1994, the Company adopted a supplemental retirement plan which supplements, on an unfunded basis, the benefits of any participant in the qualified pension plan in an amount by which any participant's benefits are limited by law. The amount of the annual salaries of Messrs. Hock, Flakoll, Rafferty and Kowalski covered by this supplemental plan during the year ended December 31, 1995, were $80,000, $40,000, $11,000 and $5,000, respectively.

Restricted Stock
     In 1981, the Board of Directors and the Shareholders of the Company approved the adoption of an Incentive Compensation Plan. The plan provides that the Committee administering the plan (the "Committee") has the authority and flexibility to develop and implement forms of incentive compensation for executive employees and key employees of each of the operating divisions and subsidiaries of the Company.
     Pursuant to the authority granted it under the plan, the Committee adopted a Restricted Stock Plan (the "Restricted Plan I"), pursuant to which shares of restricted stock may be awarded to executive employees, at no cost to such employee. These shares may not be sold, pledged, or otherwise disposed of until the restriction period set forth in Restricted Plan I (the "Restricted Period") has ended. During the Restricted Period, the executive must remain in the employ of the Company, except for normal retirement, or early retirement with the Committee's permission. In the event that the executive ceases to be an employee of the Company during the Restricted Period, then ownership of the shares reverts to the Company.
     At such times as the shares are issued to an executive pursuant to Restricted Plan I, the Committee determines performance targets (the"Performance Target"). The Performance Target must be achieved by the executive, if at all (but subject to the provision set forth below), at any time on or before the third anniversary of the date of the issuance of shares under Restricted Plan I (the "Performance Date"). The Restricted Period related to the shares issued to each executive from time to time expires upon the earlier of the seventh anniversary of the issuance of such shares or the Performance Date. Restricted Plan I also provides that the Committee can determine, at the Performance Date, that a Performance Target has been partially achieved and may then modify the number of shares as to which the Restricted Period has ended. If the executive dies or becomes totally disabled after shares have been issued to him or her, Restricted Plan I provides in some instances for the early termination of the Restricted Period, and allows, in other instances, for the early termination of the Restricted Period at the discretion of the Committee.
     In 1984, the Board of Directors adopted a second restricted stock plan ("Restricted Plan II") under the Incentive Compensation Plan. Restricted Plan II is designed to enable the Company to obtain and retain the services of qualified employees, and to reward and motivate them, by providing them with the opportunity to acquire shares of the Company's Common Stock. Under the Restricted Plan II, shares of restricted stock may be awarded not only to executive employees, but also to key employees of each of the operating divisions and subsidiaries of the Company.
     Under Restricted Plan II, shares of Common Stock may be awarded to eligible employees, from time to time, at no cost to such employees. The shares may not be sold, pledged or otherwise disposed of until the restricted period set forth in Restricted Plan II has ended. During the restricted period (five years), the shares remain physically in the possession of the Company. If the employee resigns or has employment terminated by the Company for cause prior to the end of the restricted period, the shares are returned to the Company. Upon death, total disability or retirement on the normal retirement date prior to the expiration of the restricted period, the restrictions will be released. If an employee elects early retirement or had employment terminated other than for cause, the employee shall be entitled to pro rata vesting, and the Committee has the power to adjust the effective award.
     Under both Restricted Plan I and Restricted Plan II (collectively, the "Plans"), the executive at the Performance Date or the eligible employee upon vesting of the shares awarded, receives as additional compensation, an amount of cash equal to the lesser of (1) the amount (calculated at the highest individual Federal income tax rate, including surcharge) necessary to pay Federal income taxes on such shares and additional cash compensation, and (2) 165% of the market value of the shares as of the date of the initial award by the Committee, all calculated on the number of shares for which the applicable restricted period has ended.
     During 1995, the Committee issued an aggregate amount of 7,280 shares of the Company's Common Stock to seven officers of the Company under Plan
II. During the year ended December 31, 1995, the Company expensed $1,517,000 in the aggregate for all participants under the Plan.
     The shareholders of the Company have previously authorized 600,000 shares for use under the Incentive Compensation Plan and the two Plans described herein. As of December 31, 1995, 197,945 shares remain available for future grant.

Compensation of Directors
     Non-employee Directors are paid an annual retainer of $10,000 (except for Committee Chairmen who are paid $12,000) plus $1,000 for each Board Meeting attended and $750 for each Committee meeting attended. Under a Deferred Compensation Plan for non-employee Directors, all or part of the annual fees may be deferred at the election of the Directors.

                     REPORT OF COMPENSATION COMMITTEE
                    ON EXECUTIVE COMPENSATION POLICIES
     The Company's executive compensation program is administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three outside directors. Upon recommendation by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.
     Compensation Philosophy: The purpose of the Company's executive compensation program is to help the Company achieve its mission and goals by attracting, motivating, and retaining key executives of high caliber and good potential. Pay opportunities will be competitive for average performance, and above average pay will be provided for superior performance. Variable components of pay will be a significant element of compensation and will be variable on the basis of performance. They are not to be considered entitlements.
     Components of Compensation: The executive compensation program consists of base salary, discretionary cash bonuses and awards under the Restricted Stock Plans. Base salary and potential bonus ranges are established annually following comparison of the Company and each of its operating units with surveys of other manufacturing companies of similar size and complexity. Though utilizing several different surveys, the Committee relies principally on The National Executive Compensation Survey published annually by the Management Association of Illinois. In order to achieve some balance between short term and long term business objectives of the Company, the cash bonus is weighted two-thirds by performance criteria relating to the current business year and one-third by criteria relating to future business considerations. The weighting for stock awards is reversed with the emphasis on longer term business development and strategic plans.

Administration in 1995:
     Salaries. In determining 1995 executive salaries, the Committee began by considering the previously established salary ranges for each position and each executive's relationship to the mid-point of his range in light of his tenure with the Company and years in the current position. Next, it noted the performance of each individual operating unit against its sales, operating profit and return on employed capital projections and the personal performance of each operating unit's senior executive relative to stated goals and challenges which arose during the year. Finally, the Committee noted the Company's strong performance in 1994 with net earnings from operations increasing 106.9%, net earnings from operations per share increasing 105.4% and return on shareholder's equity which increased to 17.2% in 1994. The Committee also noted that the 1994 total return (with reinvestment of cash dividends) to its shareholders amounted to 38.6%. 1995 executive salary increases averaged 14%.
     In considering the 1995 salary increase for Mr. Hock, then Chief Executive Officer (CEO), the Committee considered the various factors set forth above as well as the significantly improved profitability of the Company, its enhanced prospects for future growth and his continued outstanding leadership. It was noted that his 1995 salary only raised him to the mid-point of the CEO Salary Range notwithstanding his thirty-five years of service with the Company. Mr. Hock stepped down as CEO on September 30, 1995, and Mr. Flakoll was elected CEO and his salary was raised to $220,000 annually, effective October 1, 1995. In raising his salary, the Committee took into consideration his fifteen years of service with the Company, his new responsibilities as CEO as well as his outstanding performance during the first nine months of 1995.
     Cash Bonuses. The current business criteria, mentioned above, include sales, profits, profits as a percentage of sales, return on employed capital, cost reduction, quality, customer services and individual performance. The future business criteria include new product/program development, new market development, management succession/development, acquisitions and similar items. The values assigned to each may vary depending upon the business plans and strategic objectives of each operating unit and were negotiated at the beginning of 1995. Achievement of most of the criteria is measured by objective historical information and numerical data, while some involve subjective judgments. The Committee retains the prerogative to modify on a uniform basis the results obtained in light of the Company's overall results and business conditions existing at the time of its decision. As calculated under the executive compensation program, 1995 executive cash bonuses totaled $1,441,000, or 41.1%, of 1995 aggregate executive salaries. The Committee noted the Company's outstanding performance in 1995 with net earning from operations increasing 34.5%, net earnings per share increasing 24.3% and return on shareholders equity which increased to 20.4% in 1995. The Committee also noted that 1995 total return (with reinvestment of cash dividends) to its shareholders amounted to 71.4%. In view of the foregoing factors, the Committee decided not to exercise its prerogative to modify the cash bonuses as otherwise calculated.
     Stock Awards: Through the Company's Restricted Stock Plans, the Committee has endeavored to motivate management through stock ownership. For example, most of the named executive officers are significant shareholders in the Company and are thus presumably motivated to act on behalf of all shareholders to optimize overall Company performance. As previously mentioned, the weighting of the performance criteria for stock awards is based mostly on long term business development and plans. This is appropriate since awards under Restricted Plan I vest in seven years, but may vest in the third year if preset performance goals are attained. Awards under Restricted Stock Plan II vest in five years. For purposes of the Summary Compensation Table, awards are valued at the current market price on the date of the grant.
     For the year 1995, the Committee based its awards on the levels of performance attained and elected to not exercise its prerogative to modify the number of shares earned. The Committee believes it is in the best interest of the Company's shareholders to encourage, promote and reward sound long term business plans and strategies.
     In evaluating Mr. Flakoll's bonus and stock award as CEO for 1995, the Committee took into account: the Company's overall financial performance in 1995; the extent of the Company's progress in assimilating prior acquisitions; the relative performance of each of the Company's subsidiaries and divisions in a year of operating in a very competitive economy; the progress made by Mr. Flakoll in achieving the goals which he established with the Committee in early 1995; and, the level of bonus and stock awards received by the executive officers and executives of the Company's subsidiaries and divisions. The Committee believes that Mr. Flakoll's overall compensation is fair and reasonable.
     In determining the final bonus of Mr. Hock, the retired CEO, the Committee recognized his thirty-six years of outstanding service to the Company and the strong financial performance of the Company in 1995. In view of his retirement, no stock award was made.
     No member of the Committee is an employee of the Company or any of its subsidiaries. Mr. Harrison was formerly the Secretary of the Company and performed the functions of that office until May 1995 on a per diem basis as an independent contractor, spending approximately seventy days annually.
     Compensation Committee: J. Barton Harrison (Chairman), Stanley E. Basara, Edward M. Mazze.

             COMPARISON OF EIGHT-YEAR CUMULATIVE TOTAL RETURN
     The following graph and table show a eight-year comparison of total shareholder returns for the Company, AMEX Market Value Index and Dow Jones Electrical Components & Equipment Industry Group Index.

                                            COMPARISON OF 8-YEAR CUMULATIVE TOTAL RETURN
                              1987      1988      1989      1990      1991      1992      1993      1994      1995
- -------------------------------------------------------------------------------------------------------------------
Technitrol, Inc.            $100.00   $151.96   $211.96   $131.41   $158.67   $155.86   $189.12   $262.20   $449.43

AMEX Market Value Index     $100.00   $117.54   $145.19   $118.34   $151.74   $153.34   $183.27   $166.57   $210.57

Dow Jones Electrical
   Components & Equipment
   Industry Group Index     $100.00   $198.73   $125.73   $115.11   $144.63   $144.88   $157.70   $164.20   $214.71
- -------------------------------------------------------------------------------------------------------------------

Assumes $100 invested on December 31, 1987, and reinvestment of dividends.

Proposal No. 2 -- Selection of Auditors
     Shareholders will be asked to approve the selection of KPMG Peat Marwick LLP as independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1996. KPMG Peat Marwick LLP has advised that it does not have any direct financial interest or any material indirect financial interest in the Company or its subsidiaries, and during the past three years has not had any connection with the Company or its subsidiaries in any capacity other than as auditors and providing tax advice and preparation of tax returns for the Company. A representative of the firm will be present at the meeting to answer questions by shareholders concerning the accounts of the Company and, if such representative so desires, he will have the opportunity to make a statement.
     The affirmative vote of a majority of the shares entitled to vote at the meeting is required for approval of selection of auditors.

                           SHAREHOLDERS PROPOSALS
     In order to be considered for inclusion in the proxy materials for the 1997 Annual Meeting, shareholders proposals must be received by the Company by December 20, 1996. Any change in this date will be communicated to shareholders in a timely fashion.

                                OTHER MATTERS
     The Board of Directors does not know of any other matters to come before the meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

                                    By order of the Board of Directors

                                            Robert J. Citrino
                                              Secretary
April 15, 1996

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                                PROXY CARD


[ X ] PLEASE MARK VOTES
      AS IN THIS EXAMPLE


                              REVOCABLE PROXY
                             TECHNITROL, INC.

                         1996 ANNUAL MEETING PROXY
             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas J. Flakoll and Robert J. Citrino as Proxies and attorneys-in-fact, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on March 8, 1996, at the Annual Meeting of Shareholders to be held on May 22, 1996 or any adjournment thereof.



1. ELECTION OF DIRECTORS

   Thomas J. Flakoll
   J. Barton Harrison
   Graham Humes

   [  ] For        [  ] Withhold        [  ] For All Except

INSTRUCTION: To withold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

___________________________________________________________________________



2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP as the Company's independent auditors for the year commencing January 1, 1996.

   [  ] For        [  ] Against        [  ] Abstain



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN ACCORDANCE WITH THE PROXY STATEMENT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR
PROPOSAL 2 AND IN ACCORDANCE WITH THE INSTRUCTIONS OF THE BOARD OF DIRECTORS ON ALL OTHER MATTERS.

   Please sign this Proxy exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian or other fiduciary capacity please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in Partnership name by authorized person.


Please be sure to sign and date this Proxy in the box below.

                                          DATE ____________________________


___________________________________________________________________________
Stockholder sign above-----Co-holder (if any) sign above




- ---------------------------------------------------------------------------

 Detach above card, sign, date and mail in postage paid envelope provided.


                             TECHNITROL, INC.

           -----------------------------------------------------
                            PLEASE ACT PROMPTLY
                    SIGN, DATE, & MAIL PROXY CARD TODAY
           -----------------------------------------------------


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